UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2008

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Shenandoah Telecommunications Company

__________________________________________

(Exact name of registrant as specified in its charter)

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Virginia	0-9881	54-1162807
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Shentel Way P.O. Box 459 Edinburg, VA	22824
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (540) 984-4141

Not applicable

_______________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 22, 2008, the Company issued a press release announcing that it had closed on $52 million of additional debt financing in the form of a Delayed Draw Term Loan (the “Facility”) from CoBank. This Facility is intended to finance acquisitions (particularly of certain cable system customers and assets from Rapid Communications, Inc.); finance capital expenditures; provide for ongoing working capital; and, for other general corporate purposes. The Company may make draws on the Facility through December 31, 2009. The outstanding balance under the Facility as of December 31, 2009, will be repaid in 24 equal quarterly installments commencing March 31, 2010. The Facility will bear interest at a variable rate determined weekly by CoBank, or at the Company’s option, at LIBOR plus a spread based on the Company’s leverage ratio, as defined, or at a fixed rate to be determined by CoBank. Copies of the documents underlying this Facility are attached as Exhibit 10.38 and Exhibit 10.39.

Item 2.02 Results of Operations and Financial Condition.

On October 22, 2008, the Company issued a press release announcing that its Sprint Nextel retail PCS customer count had increased by 5,380 for the three months ended September 30, 2008, resulting in 205,777 total customers as of September 30, 2008.

Item 8.01 Other Events

On October 22, 2008, the Company issued a press release announcing that the Board of Directors had declared a cash dividend of $0.30 per share, an increase of $0.03 per share or 11% over the 2007 dividend. The dividend will be payable December 1, 2008, to shareholders of record on November 12, 2008.

A copy of the press release referred to in the paragraphs above is included as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits
10.38	Agreement Regarding Amendments to and Consents Regarding Loan Documents
10.39	Fourth Supplement to the Master Loan Agreement dated as of November 30, 2004, between CoBank, ACB and Shenandoah Telecommunications Company.
99.1	Press release dated October 22, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHENANDOAH TELECOMMUNICATIONS COMPANY

(Registrant)
October 22, 2008	/s/ Adele M. Skolits
Adele M. Skolits

Vice President - Finance and

Chief Financial Officer

(Duly Authorized Officer)

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